EXHIBIT 3.131
ARTICLES OF ORGANIZATION
OF
HHC SERVICES, LLC
     I, the undersigned natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under the Texas Limited Liability Company Act, do hereby adopt the following Articles of Organization for such limited liability company.
ARTICLE I
     The name of the limited liability company is HHC Services, LLC.
ARTICLE II
     The period of its duration is perpetual.
ARTICLE III
     The purpose or purposes for which the limited liability company is organized are:
To transact any or all lawful business for which limited liability companies may be organized under the Texas Limited Liability Company Act.
To do everything necessary, proper, advisable or convenient for the accomplishment or furtherance of such purposes provided the same are not prohibited by the laws of the State of Texas.
ARTICLE IV
     The principal place of business of the limited liability company in the State of Texas is 1500 Waters Ridge Drive, Lewisville, Texas 75057.
ARTICLE V
     The address of the initial statutory registered office of the limited liability company is 350 N. St. Paul, Suite 2900, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T Corporation System.

ARTICLE VI
     The limited liability company shall be managed by members. The number of initial members is one (1) and the name and address of the initial member is as follows:

NAME	ADDRESS

Horizon Health Corporation	1500 Waters Ridge Drive Lewisville, Texas 75057
ARTICLE VII
     To the full extent permitted by Texas law, no member of the limited liability company shall be liable to the limited liability company or its members for monetary damages for an act or omission in such member’s capacity as a member of the limited liability company. The foregoing elimination of the members’ liability to the limited liability company or its members for monetary damages shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which a member may be entitled under any other provision of the Articles of Organization or Regulations of the limited liability company, contract, or agreement, vote of members and/or disinterested members of the limited liability company, or otherwise. If the Texas Limited Liability Company Act, the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable law is amended to authorize action further eliminating or limiting the liability of members, then the liability of a member of the limited liability company shall be eliminated or limited to the fullest extent permitted by the Texas Limited Liability Company Act, the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, or other applicable laws, as so amended.
     Any repeal or modification of the foregoing paragraph by the members shall not adversely effect any right or protection of a member existing at the time of any such repeal or modification.
ARTICLE VIII
     The name and address of the organizer is:
Melissa M. Webb
901 Main Street, Suite 4400
Dallas, Texas 75202
     IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of September, 2005.

/s/ Melissa M. Webb

Melissa M. Webb, Organizer

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